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                                 Exhibit 11.1



                          ELANTEC SEMICONDUCTOR, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Three Months Ended
                                                                   December 31,
                                                             ------------------------
                                                              1996             1995
                                                             -------          -------
Net income                                                   $   (97)         $ 1,121
                                                             =======          =======

Common and common equivalent shares outstanding:
   Common stock                                                8,759            8,142
   Common stock options                                          ---            1,032
                                                             -------          -------
                                                               8,759            9,174

Common and common equivalent shares used in
   computing per share amounts                                 8,759            9,174
                                                             =======          =======
Net income per share                                         $ (0.01)         $  0.12
                                                             =======          =======



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(1) Effect of Common Stock options is excluded in 1996 as effect is antidilutive.